SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 2)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ClearSign Technologies Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

ClearSign Technologies Corporation

8023 E. 63rd Place, Suite 101

Tulsa, Oklahoma 74133

SUPPLEMENT TO PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 25, 2024

This supplement (the “Supplement”) supplements the definitive proxy statement on Schedule 14A (as supplemented, the “Proxy Statement”) filed by ClearSign Technologies Corporation (the “Company”) with the Securities and Exchange Commission (the “SEC”) on May 10, 2024 in connection with the Company’s 2024 annual meeting of stockholders (the “Annual Meeting”), to be held on June 25, 2024 at 1:00 p.m., Central Daylight Time.

This Supplement is being filed with the Securities and Exchange Commission (the “SEC”) and is being made available to the stockholders of the Company on or about June 20, 2024. Except as described in this Supplement, the information provided in the Proxy Statement continues to apply. To the extent the information in this Supplement differs from or updates information in the Proxy Statement, our stockholders should rely on the information contained in this Supplement.

As described in our Current Report on Form 8-K filed with the SEC on June 20, 2024, Robert T. Hoffman, Sr., resigned from the Company’s board of directors (the “Board”) on June 16, 2024, effective immediately. Due to his resignation, Mr. Hoffman’s name has been withdrawn from nomination for re-election to the Board at the Annual Meeting. Mr. Hoffman’s decision to resign was not the result of any disagreement with management or the Board related to the Company’s operations, policies, or practices. Mr. Hoffman had been a director designee of clirSPV LLC (the “SPV”) in connection with that certain Voting Agreement, dated July 12, 2018, by and between the Company and the SPV (the “Voting Agreement”).

As a result of Mr. Hoffman’s resignation and in accordance with the Voting Agreement, the SPV nominated a successor designee for review by the Board’s Nominating and Corporate Governance Committee, including the candidate’s background, relevant experience, and professional and personal reputation, which review is currently in process. As such, at this time, neither the SPV, pursuant to the Voting Agreement, nor the Board has determined to fill Mr. Hoffman’s vacancy or appoint a successor nominee for election at the Annual Meeting. All nominees, other than Mr. Hoffman due to his resignation as a director, named in the Proxy Statement continue to stand for re-election at the Annual Meeting, and the form of proxy card included with the Proxy Statement remains valid. However, any votes that are submitted for Mr. Hoffman will be disregarded. If you have already returned your proxy card, you do not need to take any action unless you desire to change your vote by submitting a new proxy card, and your shares will be voted as specified therein, other than any votes with respect to Mr. Hoffman. If you have not yet returned your proxy card, please complete and return the proxy card, disregarding Mr. Hoffman’s name as a director nominee. Due to the resignation of Mr. Hoffman, the Board will have a vacancy at the Annual Meeting. However, stockholders may not vote for a greater number of nominees than the four remaining nominees as directors listed on the proxy card.

In light of Mr. Hoffman’s resignation and the SPV’s rights under the Voting Agreement to designate a replacement director, the Board has elected not to reduce the size of the Board to four members at the current time to allow for the Board to fill such vacancy in accordance with the Voting Agreement.

None of the other agenda items and proposals presented in the Proxy Statement are modified by this Supplement.

THE PROXY STATEMENT CONTAINS IMPORTANT ADDITIONAL INFORMATION. THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

EXCEPT AS SPECIFICALLY SUPPLEMENTED BY THE INFORMATION CONTAINED HEREIN, THIS SUPPLEMENT DOES NOT MODIFY ANY OTHER INFORMATION SET FORTH IN THE PROXY STATEMENT OR THE PROXY CARD AND THEY CONTINUE TO BE IN FULL FORCE AND EFFECT AS ORIGINALLY FILED.

Please note that any proxy card that you received has not changed and may still be used to vote your shares in connection with the Annual Meeting, except as provided above. If you have already submitted your vote, you do not need to take any further action. Information on how to vote your shares and how to change your vote or revoke your proxy is contained in the Proxy Statement. Whether or not you plan to attend the Annual Meeting, the Company urges you to please cast your vote as soon as possible by using one of the methods described in the Proxy Statement.

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